OFFICE OF THE SECRETARY OF STATE
OF THE STATE OF COLORADO

CERTIFICATE OF FACT OF GOOD STANDING

I, Jena Griswold, as the Secretary of State of the State of Colorado, hereby certify that, according to the records of this office,

Cocannco Inc

is a

Corporation

formed or registered on 07/11/2019 under the law of Colorado, has complied with all applicable requirements of this office, and is in good standing with this office. This entity has been assigned entity identification number 20191558677 .

This certificate reflects facts established or disclosed by documents delivered to this office on paper through 03/04/2021 that have been posted, and by documents delivered to this office electronically through 03/09/2021 @ 07:17:14 .

I have affixed hereto the Great Seal of the State of Colorado and duly generated, executed, and issued this official certificate at Denver, Colorado on 03/09/2021 @ 07:17:14 in accordance with applicable law. This certificate is assigned Confirmation Number 13003651 .

Secretary of State of the State of Colorado

End of Certificate